Eastern Light Capital Announces Third Quarter 2009 Results

SAN FRANCISCO, CA -- (Marketwire - November 13, 2009) - Eastern Light Capital, Incorporated ("ELC") (NYSE Amex: ELC), a specialty lender organized as a real estate investment trust ("REIT"), will file its 10-Q on November 13, 2009 after the New York Stock Exchange's ("NYSE") closing. ELC's net loss for the three and nine months ended September 30, 2009 was ($470,602) (($1.33) basic and diluted per share) and ($396,136) (($1.10) basic and diluted per share), as compared to net income of $5,244 ($0.01 basic and diluted per share) and $16,610 ($0.04 basic and diluted per share) for the like periods in 2008. Revenues were $114,385 and $321,343 for the three and nine months ending September 30, 2009 and $159,187 and $525,241 for the like periods in 2008. Expenses were $425,751 and $1,081,723 for the three and nine months ending September 30, 2009 as compared to $184,168 and $537,435 for the like periods in 2008. Non-mortgage real estate and securities transactions produced other expenses of $159,236 for the three months ended September 30, 2009, as compared to net income of $30,225 for the like period in 2008, whereas non-mortgage real estate and securities transactions produced other income of $364,244 for the nine months ended September 30, 2009, as compared to net income of $28,804 for the like period in 2008.

About Eastern Light Capital

ELC is a specialty lender, organized as a REIT that has primarily invested in high yielding, mortgages located primarily in California. Historically, only residential loans with a combined loan-to-value of 75% or less were originated for ELC's mortgage investment portfolio.

Safe Harbor Statement under the Securities Litigation Reform Act of 1995

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. ELC's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of ELC's investments and unseen factors. As discussed in ELC's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Eastern Light Capital, Incorporated, San Francisco
Gregory Bronshvag
Vice President and Corporate Secretary
(415) 693-9500
IR@caitreit.com
www.elcreit.com